EXHIBIT 10.29

5096 Richmond Road
Cleveland, Ohio 44146
(216) 292-3800
(216) 292-3974/FAX
January 7, 2010
Michael D. Siegal
921 West Hill Drive
Gates Mills, Ohio 44040
Dear Michael:
     Contemporaneous with the receipt of this letter, you (the “Executive”) are receiving your Amended and Restated Employment Agreement (the “Agreement”) with Olympic Steel, Inc. (the “Company”), commencing on January 1, 2010. Capitalized terms not otherwise defined in this letter have the meanings given to them in the Agreement.
     Under Section 3(a) of the Agreement, your Base Salary from January 1, 2010 through the Employment Period is Seven Hundred and Fifty Thousand Dollars ($750,000.00) per year. Pursuant to Sections 3(a) and 10 of the Agreement, the base salary amount may be adjusted below the Base Salary pursuant to a written agreement between the Executive and the Company. Additionally, written consent by the Executive to a reduction in Base Salary will not constitute a Good Reason condition under the Agreement or give rise to any payment under Section 5 of the Agreement.
     In lieu of the Base Salary specified in Section 3(a) of the Agreement and pursuant to Sections 3(a) and 10 of the Agreement, the Executive and the Company agree to a Base Salary commencing January 1, 2010 of Five hundred seventy one thousand, seven hundred, twenty five dollars ($571,725.00) per year (the “Current Base Salary). Your Current Base Salary may be increased on such date as economic conditions warrant as decided by the Compensation Committee of the Board of Directors of the Company in its sole discretion.
     By signing below you acknowledge, understand and agree to the reduction in Base Salary to the Current Base Salary and that such reduction does not constitute a Good Reason condition, effective as of the execution date of the Agreement.

EXECUTIVE	COMPANY

/s/ Michael D. Siegal	By:	/s/ Richard T. Marabito

Michael D. Siegal		Olympic Steel Inc.
		Name:	Richard T. Marabito
		Title:	Chief Financial Officer

Date: 1/7/10	Date: 1/7/10